EXHIBIT 99

NEXIQ Media Contact:

Kevin F. Kelly	NEXIQ Technologies, Inc.	T:(586) 731-6410	E: kevin.kelly@nexiq.com

NEXIQ Technologies, Inc. Announces Chapter 11 Filing

STERLING HEIGHTS, Mich. - October 11, 2002 - NEXIQ Technologies, Inc. (OTCBB: NEXQ), announced today that it and certain of its subsidiaries have filed voluntary chapter 11 bankruptcy petitions with the U.S. Bankruptcy Court for the Eastern District of Michigan. The purpose of the filing is to conduct and consummate a sale of significantly all of the company's operations on an expedited basis.

Chapter 11 filings have been made for 3 affiliated entities, NEXIQ Technologies, Inc. and its two operating subsidiaries, WPI Micro Processor Systems, Inc. (d/b/a NEXIQ Technologies) also of Sterling Heights, Michigan, and Diversified Software Industries, Inc., of Coralville, Iowa.

In conjunction with today's chapter 11 petitions, NEXIQ will ask the Bankruptcy Court to consider a variety of "first day motions" to support its employees, vendors, customers, and other constituents. These include motions seeking court permission to continue payments for employee payroll and health benefits; use available cash; and retain legal, financial and other professionals to support the company's actions in conducting an orderly sale of the business.  The company has obtained the lenders' consent for use of cash.

To conserve capital, NEXIQ will implement a comprehensive cost-saving program that would include additional workforce reductions, the timing and extent of which have not yet been determined.

About NEXIQ Technologies, Inc.

NEXIQ Technologies, Inc. www.nexiq.com) provides advanced diagnostics and telematics products, solutions and services for the automotive and commercial vehicle markets. The company is headquartered in Sterling Heights, Mich., and has operations in Coralville, Iowa.

 Forward-Looking Statements

 This press release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such forward-looking statements are not guarantees of future performance and actual results could differ materially as a result of known and unknown risks and uncertainties including the outcome of the chapter 11 process and the first-day motions, general economic conditions, and other risks, uncertainties and factors. Please review the reports that the company files with the Securities and Exchange Commission for additional information concerning factors that could affect the company's business.